Exhibit 99.1

Press Release

BayCom Corp Reports 2018 Fourth Quarter Earnings of $2.6 Million and

$14.5 Million for the Year Ended December 31, 2018

WALNUT CREEK, CA, January 29, 2019--(Business Wire)—BayCom Corp (the “Company”) (NASDAQ:BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $2.6 million, or $0.24 per diluted share, for the fourth quarter of 2018 compared to a loss of $839,000, or $(0.12) per diluted share, for the fourth quarter of 2017, and earnings of $3.5 million, or $0.31 per diluted share, for the third quarter of 2018. The fourth quarter of 2018 included a $3.1 million increase in non-interest expense compared to the prior quarter resulting primarily from $2.3 million in merger related expenses incurred in connection with our acquisition of Bethlehem Financial Corporation (“BFC”) and, its wholly owned bank subsidiary, MyBank in November 2018 (the “BFC Acquistion”) offset by an increase in net interest income by $874,000, lower provision for allowance for loan loses by $817,000 and lower income tax expense by $468,000. The impact of merger related expenses was $0.15 per share for the quarter ended December 31, 2018 compared to $0.11 per share for the quarter ended December 31, 2017. The Company had net income of $14.5 million, or $1.50 per diluted common share, for the year ended December 31, 2018, compared to $5.3 million, or $0.81 per diluted common share, for the year ended December 31, 2017. Net income for the three months and year ended December 31, 2017 included a $2.7 million charge due to the revaluation of deferred tax assets as a result of the enactment of the Tax Cuts and Jobs Act (the "Tax Act") in December 2017 with no comparable charge in 2018.

Acquisition of Bethlehem Financial Corporation

On November 30, 2018, the Company completed the BFC Acquisition. As of the acquisition date, BFC was merged with and into the Company and MyBank was merged with and into United Business Bank. The BFC Acquisition was accounted for using the acquisition method of accounting.

Pursuant to the terms of the merger agreement, BFC shareholders received $62.00 in cash in exchange for each share of BFC common stock for total consideration paid of $23.5 million. As of November 30, BFC had estimated total assets of $157.8 million, gross loans receivable of $75.4 million and total deposits of $135.5 million.

Proposed Acquisition of Uniti Financial Corporation

On December 7, 2018, the Company entered into a definitive agreement (the "Agreement") with Uniti Financial Corporation (“UFC”), headquartered in Buena Park, California, pursuant to which UFC will be merged with and into BayCom Corp, and immediately thereafter UFC’s bank subsidiary, Uniti Bank, will be merged with and into United Business Bank. Uniti serves the Los Angeles and Orange County communities in southern California through three branches. Under the terms of the Agreement, UFC shareholders will receive $2.30 in cash and $1.69 in Company common stock for each share of UFC common stock or approximately $63.9 million in aggregate.

In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction, UFC will be required to pay the Company a termination fee of $1.5 million in cash. The proposed transaction is subject to customary requirements and approvals from regulatory authorities and shareholders of UFC. The merger is expected to close in the second quarter of 2019.

George J. Guarini, President and Chief Executive Officer of the Company stated, “2018 has been another transformational year for us. We closed our initial public offering in May 2018 and completed our sixth merger in November 2018, which added five branches and expanded our presence and density in the Albuquerque metropolitan area and nearby communities. We continue to believe in our focus on growth through strategic acquisitions as it permits us to diversify our loan portfolio with seasoned loans, expand our market areas and retain local lending personnel and credit administration personnel to manage client relationships. We believe our overall credit quality metrics remain strong because of this approach.”

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Mr. Guarini, continued, “Our pending Uniti Bank acquisition is expected to close in the second quarter of 2019 and we continue to actively look for new opportunities to expand our geographical market reach, build market penetration, and add value for our clients and increase earnings per share for our shareholders.”

Fourth Quarter and Year End Performance Highlights:

•	Assets increased to $1.48 billion at December 31, 2018 compared to $1.25 billion at December 31, 2017 and compared to $1.34 billion at September 30, 2018 due primarily to the BFC Merger and organic loan growth.

•	Net interest margin was 4.12% for the current quarter, compared to 4.06% in the preceding quarter and 3.96% in the fourth quarter a year ago;

•	Loans, net of allowance for loan losses and deferred fees, grew to $970.2 million at December 31, 2018, from $896.4 million at September 30, 2018 and $886.9 million at December 31, 2017;

•	Deposits increased $127.0 million or 11.2%, to $1.26 billion at December 31, 2018 compared to $1.13 billion at September 30, 2018, including non-interest bearing deposits increasing $48.7 million and were $1.10 billion at December 31, 2017. Non-interest bearing deposits represented 31.6% of total deposits at December 31, 2018 compared to 30.9% at September 30, 2018 and 29.6% at December 31, 2017;

•	Non-accrual loans decreased to $3.1 million or 0.32% of total loans as of December 31, 2018, compared to $5.2 million or 0.58% of total loans as of September 30, 2018 and were $179,000 or 0.02% of total loans at December 31, 2017.

•	The Bank remains a “well-capitalized” institution for regulatory capital purposes at December 31, 2018.

Earnings

Net interest income increased to $13.9 million for the fourth quarter of 2018 compared to $13.0 million in the preceding quarter and $11.8 million in the same quarter a year ago. These increases in net interest income were primarily due to an increase in average interest earning assets largely related to the BFC Acquisition in November 2018, the Plaza Bank acquisition in November 2017, and, to a lesser extent, the net proceeds received from the issuance of common stock in our initial public offering in the second quarter of 2018. Average interest earning assets increased $155.2 million or 13.1% for the three months ended December 31, 2018 compared to the same period in 2017, largely due to the BFC Acquisition. Interest income on loans for the quarters ended December 31, 2018 and December 31, 2017 included $892,000 and $983,000, respectively, in accretion of purchase accounting fair value adjustments on acquired loans including the recognition of revenue from purchase credit impaired loans in excess of discounts, compared to $948,000 for the quarter ended September 30, 2018. The net discount on these purchased loans was $7.5 million, $8.7 million, and $6.3 million at December 31, 2018, December 31, 2017 and September 30, 2018, respectively.

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The Company’s net interest margin was 4.12% for the fourth quarter of 2018 compared to 3.96% for the fourth quarter a year ago, and 4.06% for the preceding quarter. The increase in net interest margin during the fourth quarter of 2018 compared to the same quarter a year earlier is the result of a higher yield on loans and investments primarily due to higher market rates. Net interest margin is enhanced by the amortization of acquisition accounting discounts on loans acquired in acquisitions. Accretion of acquisition accounting discounts on loans and the recognition of revenue from purchase credit impaired loans in excess of discounts increased our net interest margin by 26 basis points, 30 basis points and 33 basis points during the fourth quarter of 2018, fourth quarter of 2017, and the third quarter of 2018, respectively. Our average yield on loans for the fourth quarter of 2018 was 5.38% compared to 5.28% for the same quarter last year and 5.24% for the third quarter of 2018. Our average cost of funds for the fourth quarter of 2018 was 0.68%, up from 0.60% for the fourth quarter of 2017 and was 0.64% for the third quarter of 2018. Increases in the cost of funds reflecting higher market rates were offset partially by increases in noninterest bearing deposit average balances.

Non-interest income for the fourth quarter of 2018 totaled $1.6 million compared to $1.4 million in the same quarter in 2017, and $1.6 million in the previous quarter. The increase in non-interest income compared to the same quarter last year was primarily due to increases in loan fee income, and other fees and service charges partially offset by a decrease in other income.

Non-interest expense for the fourth quarter of 2018 totaled $11.5 million, an increase of $2.1 million, or 22.0%, compared to $9.4 million for the fourth quarter of 2017, and increased $3.1 million, or 36.3%, compared to $8.4 million for the third quarter of 2018. Non-interest expenses for the fourth quarter of 2018 compared to same period last year increased primarily due to increases in data processing expense, and in salary and benefits related to the BFC Acquisition as well as an increase in the number of employees from the Plaza Bank acquisition in November 2017, and to a lesser extent in professional fees to ensure compliance with various public company requirements. Total non-interest expenses for the fourth quarter 2018 included $2.3 million in merger related expenses compared to $1.2 million in the same quarter in 2017.

The Company’s income tax provision was $1.2 million for the quarter ended December 31, 2018, compared to $1.6 million for the quarter ended September 30, 2018, and $4.6 million for the quarter ended December 31, 2017. The lower income tax provision in the fourth quarter of 2018 compared to the prior quarter was primarily due to lower pretax income. The primary reason for the lower income tax provision in the year ended December 31, 2018 compared to last year , was the reduction in the federal corporate income tax rate from 35% to 21% in 2018 due to the Tax Act partially offset by higher taxable income in 2018 compared to 2017. In addition, during the quarter ended December 31, 2017, the Company recorded a charge of $2.7 million through its federal income tax provision relating to changes to the Company’s net deferred tax asset valuation as a result of the Tax Act’s reduction in the federal corporate income tax rate.

Loans and Credit Quality

Loans, net of deferred fees, increased $84.3 million, or 9.5%, to $975.3 million at December 31, 2018, from $891.1 million at December 31, 2017 and increased $73.5 million, or 8.1%, as compared to $901.9 million at September 30, 2018. The increase in loans from the comparable period in 2017 and from the previous quarter was primarily due to the BFC Acquisition. Loan originations for quarter ended December 31, 2018 totaled $28.0 million compared to $31.5 million during the fourth quarter of 2017 and $32.7 million during the third quarter 2018. Loan originations in the fourth quarter of 2018 were spread throughout our markets with the majority focused in Alameda, Contra Costa, and Santa Clara Counties in California and King County in Washington, with commercial and residential real estate secured loans accounting for the majority of the originations during the quarter.

Non-accrual loans totaled $3.1 million or 0.32% of total loans at December 31, 2018, compared to $179,000, or 0.02% of total loans, at December 31, 2017 and $5.2 million, or 0.58% of total loans, at September 30, 2018. The increase in non-accrual loans from a year ago related to the migration of several unrelated loans totaling $3.0 million to non-accrual status including one loan totaling $1.9 million to a long-standing borrower of the Bank. At December 31, 2018 and September 30, 2018, $2.3 million of our non-accrual loans were guaranteed by government agencies. At December 31, 2018, accruing loans past due 30 to 89 days totaled $3.4 million compared to none at December 31, 2017 and $1.4 million at September 30, 2018. The past due 30 to 89 days at December 31, 2018 related to three loans totaling $913,000 that were in the process of renewal and nine loans totaling $2.5 million which were delinquent as to payments. At December 31, 2018 and 2017, there were no accruing loans past due more than 90 compared to $1.4 million at September 30, 2018.

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At December 31, 2018, our allowance for loan losses was $5.1 million, or 0.53% of total loans, compared to $4.2 million, or 0.47% of total loans, at December 31, 2017 and $5.5 million, or 0.61% of total loans, at September 30, 2018. The allowance for loan losses plus the discount recorded on acquired loans totaled $12.7 million, representing 1.29% of total loans at December 31, 2018 compared to $12.9 million or 1.48% of total loans at December 31, 2017 and $11.8 million or 1.30% of total loans at September 30, 2018. Included in the carrying value of loans are net discounts on acquired loans as they are carried at their estimated fair value on the date on which they were acquired. As of December 31, 2018, acquired loans, net of their discounts, totaled $392.8 million compared to $399.1 million at December 31, 2017 and $343.9 million at September 30, 2018. The provision for loan losses recorded in the fourth quarter of 2018 totaled $264,000 compared to $117,000 for the same quarter in 2017 and $1.1 million for the third quarter of 2018. At December 31, 2018, our allowance for loan losses specific reserves decreased to $10,000 compared to $13,000 at December 31, 2017 and $685,000 at September 30, 2018. Net charge-offs in the fourth quarter 2018 totaled $624,000 compared to a net recovery of $23,000 during the same quarter in 2017 and $182,000 in the previous quarter.

Deposits and Borrowings

Deposits totaled $1.26 billion at December 31, 2018, compared to $1.10 billion at December 31, 2017 and $1.13 billion at September 30, 2018. The increase in deposits from the same quarter a year ago was primarily attributable to the $135.4 million of deposits acquired in connection with the BFC Acquisition in November 2018. Non-interest bearing deposits totaled $398.0 million, or 31.6% of total deposits, at December 31, 2018 compared to $327.3 million, or 29.6% of total deposits, at December 31, 2017, and $349.3 million, or 30.9% of total deposits, at September 30, 2018.

At December 31, 2018, borrowings totaled $8.2 million compared to $11.4 million at December 31, 2017 and $5.4 million at September 30, 2018. During the second quarter 2018, we repaid $6.0 million in long-term secured borrowings out of the net proceeds from our initial public offering. Our borrowings at December 31, 2018 relate to junior subordinated debentures assumed in connection with our acquisition of First ULB Corp. in April 2017 and the BFC Acquisition in November 2018.

Shareholders’ Equity

Total shareholders’ equity increased to $200.8 million at December 31, 2018 from $118.6 million at December 31, 2017, and $197.3 million at September 30, 2018. The increase in shareholders’ equity during 2018 compared to 2017 also included, in addition to net income, the common stock issued in our initial public offering of $66.0 million, net of expenses and underwriting commissions.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington and New Mexico. The Bank also offers business escrow services and facilitates tax free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

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Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: expected revenues, cost savings, synergies and other benefits from the proposed merger of the Company and UFC and the recent merger of the Company and BFC might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the requisite shareholder and regulatory approvals and other closing conditions for the UFC Merger may be delayed or may not be obtained or the merger agreement may be terminated; business disruption may occur following or in connection with the UFC Merger; the Company’s or UFC’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the possibility that the proposed merger is more expensive to complete than anticipated, including as a result of unexpected factors or events; the diversion of managements’ attention from ongoing business operations and opportunities as a result of the UFC Merger or otherwise; future acquisitions by the Company of other depository institutions or lines of business; changes in general economic conditions and conditions within the securities market; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission ("SEC"), including our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 4, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

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BAYCOM CORP
STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
	(Dollars in thousands, except earnings per share data)
	Three months ended			Full Year
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Interest income
Interest Income - non-real estate	$1,577	$1,428	$1,488	$5,856	$5,167
Interest Income - real estate	10,253	9,668	9,398	39,552	32,227
Interest on investment securities	775	564	194	2,053	602
Interest on Federal funds sold and other bank deposits	1,773	1,679	939	5,687	2,564
Mark to market accretion and net fee amortization	892	948	983	3,712	3,693
Total interest income	$15,270	$14,287	$13,003	$56,860	$44,253
Interest expense
Interest on transaction accounts	574	546	475	2,062	1,851
Interest on time deposits	705	633	555	2,400	2,057
Interest on borrowings	102	93	152	480	404
Total interest expense	$1,381	$1,272	$1,182	$4,942	$4,312
Net interest income	13,889	13,015	11,820	51,918	39,941
Provision for loan losses	264	1,081	117	1,842	462
Net interest income after provision for loan losses	$13,625	$11,934	$11,703	$50,076	$39,479
Non-interest income
Loan fee income	413	312	$106	1,243	566
Service charge income	79	75	90	318	275
Other fees and service charges	505	436	338	1,692	974
Gain on sale of loans	438	424	461	2,061	2,173
Other Income	200	391	423	1,768	806
Total non-interest income	$1,635	$1,638	$1,419	$7,082	$4,794
Non-interest expense
Salaries and benefits	6,478	5,506	5,303	21,445	17,018
Occupancy	1,040	976	936	4,259	3,227
Professional	612	374	468	1,885	1,217
Insurance	145	146	152	556	508
Data processing	1,957	526	1,487	3,806	4,735
Office	466	272	367	1,450	1,178
Marketing	292	228	183	979	601
Core deposit premium	304	289	277	1,172	850
Net loan default expenses	31	7	87	82	306
Other miscellaneous	149	93	144	1,036	484
Total non-interest expense	$11,474	$8,417	$9,404	$36,670	$30,124
Income before provision for income taxes	3,786	5,155	3,717	20,488	14,149
Provision for income taxes	1,169	1,637	4,556	5,996	8,889
Net income (loss)	$2,617	$3,518	$(839)	$14,492	$5,260

Net income per common share:
Basic	$0.24	$0.31	$(0.12)	$1.50	$0.81
Diluted	$0.24	$0.31	$(0.12)	$1.50	$0.81
Weighted average shares used to compute net income per common share:
Basic	10,869,275	10,869,275	7,265,506	9,692,009	6,521,664
Diluted	10,869,275	10,869,275	7,265,506	9,692,009	6,521,664

Comprehensive income:
Net income (loss)	$2,617	$3,518	$(839)	$14,492	$5,260
Other comprehensive income:
Change in net unrealized gain (loss) on available-for-sale securities	664	(300)	19	(442)	152
Deferred tax (benefit) expense	(201)	88	(8)	126	(63)
Other comprehensive income (loss), net of tax	463	(212)	11	(316)	89
Comprehensive income	$3,080	$3,306	$(828)	$14,176	$5,349

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BAYCOM CORP
STATEMENT OF CONDITION (UNAUDITED)
At December 31, 2018, September 30, 2018, and December 31, 2017
(Dollars in thousands)
	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Cash and due from banks	$323,581	$314,217	$249,853
Investments	115,143	78,136	50,007
Loans held for sale	855	585	3,245
Loans, net of deferred fees	975,329	901,869	891,079
Allowance for loans losses	(5,140)	(5,500)	(4,215)
Bank premises and equipment, net	11,168	7,744	8,399
Cash surrender value of Bank owned life insurance policies, net	19,602	16,586	17,132
Core deposit premium, net	7,405	3,904	4,772
Goodwill	14,594	10,365	10,365
Interest receivable and other assets	15,858	16,291	15,157
Total assets	$1,478,395	$1,344,197	$1,245,794

Liabilities and Shareholders' Equity
Liabilities
Deposits
Non-interest bearing	$398,045	$349,346	$327,309
Interest bearing:
Transaction accounts and savings	510,150	447,453	405,952
Premium money market	134,219	130,593	142,238
Time Deposits	215,354	203,329	228,806
Total deposits	$1,257,768	$1,130,721	$1,104,305
Other borrowings	-	-	6,000
Junior subordinated deferred interest debentures, net	8,161	5,428	5,387
Salary continuation plan	3,338	3,256	4,046
Interest payable and other liabilities	8,376	7,482	7,421
Total liabilities	$1,277,643	$1,146,887	$1,127,159

Shareholders' Equity

Common stock, no par value	$149,535	$149,173	$81,594
Retained earnings	51,320	48,703	36,828
Accumulated other comprehensive (loss) income	(103)	(566)	213
Total shareholders' equity	200,752	197,310	118,635
Total liabilities and shareholders' equity	$1,478,395	$1,344,197	$1,245,794

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FINANCIAL HIGHLIGHTS (UNAUDITED)
(Dollars in thousands, except per share data)
	At and for the three months ended			Full Year
	December 31,	September 30,	December 31,	December 31,	December 31,
Selected Financial Ratios and Other Data:	2018	2018	2017	2018	2017
Performance Ratios:
Return on average assets (1)	0.75%	1.05%	-2.70%	1.10%	0.51%
Return on average equity (1)	5.24%	7.16%	-2.88%	8.48%	5.28%
Yield on earning assets (1)	4.57%	4.46%	4.36%	4.52%	4.59%
Rate paid on average interest bearing liabilities	0.68%	0.64%	0.60%	0.62%	0.65%
Interest rate spread - average during the period	3.89%	3.82%	3.77%	5.43%	3.94%
Net interest margin (1)	4.16%	4.06%	3.96%	5.52%	4.14%
Loan to deposit ratio	77.54%	79.76%	80.69%	77.54%	80.69%
Efficiency ratio (2)	73.91%	57.44%	71.03%	62.15%	67.34%
Charge-offs/(recoveries), net	$624	$182	$(23)	$917	$22

Per Share Data:
Shares outstanding at end of period	10,869,275	10,869,275	7,496,995	10,869,275	7,496,995
Average diluted shares outstanding	10,869,275	10,869,275	7,265,506	9,692,009	6,521,664
Diluted earnings (loss) per share	$0.24	$0.31	$(0.12)	$1.50	$0.81
Book value per share	18.47	18.15	15.82
Tangible book value per share (3)	16.45	16.84	13.81

Asset Quality Data:
Non-performing assets to total assets (4)	0.27%	0.41%	0.01%
Non-performing loans to total loans (5)	0.32%	0.58%	0.02%
Allowance for loan losses to non-performing loans	164.32%	105.65%	2354.75%
Allowance for loan losses to total loans	0.53%	0.61%	0.47%
Classified assets (graded substandard and doubtful)	$8,603	$10,358	$7,017
Total accruing loans 30-89 days past due	4,330	1,434	1,894
Total loans 90 days past due and still accruing	-	1,424	-

Capital Ratios:
Tier 1 leverage ratio - Bank	10.80%	9.44%	8.92%
Common equity tier 1 - Bank	14.63%	13.55%	12.43%
Tier 1 capital ratio - Bank	14.63%	13.55%	12.43%
Total capital ratio - Bank	15.17%	14.18%	12.40%
Equity to total assets at end of period	13.58%	14.68%	9.52%

Loans:
Real estate	$857,290	$790,758	$779,885
Non-real estate	122,444	112,225	119,712
Loans held for sale	855	585	3,245
Non-accrual loans	3,128	5,206	179
Mark to fair value at acquisition	(7,533)	(6,320)	(8,697)
Total Loans	$976,184	$902,454	$894,324

Other Data:
Number of full service offices	22	17	19
Number of full-time equivalent employees	214	164	158

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Non-performing assets consist of non-accruing loans and real estate owned.
(5)	Non-performing loans consist of non-accruing loans.

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Acquisition of Bethlehem Financial Corporation:

The following table provides the estimated fair value of the assets acquired and liabilities assumed in the BFC acquisition at November 30, 2018 (in thousands):

Acquisition
Date
November 30, 2018

Fair value of Assets acquired and liabilities assumed:
Cash and due from Banks	$4,932
Interest bearing deposits	9,346
Total cash and cash equivalents	14,278
Investment securities	56,198
FRB and FHLB stock	327
Loans	75,384
Core deposit intangible	3,604
Premises and equipment	3,291
BOLI	2,937
Other real estate owned	1,066
Other assets	735
Total assets acquired	157,820

Liabilities:
Deposits
Non-interest bearing	97,771
Interest bearing	37,711
Total deposits	135,482
Other borrowings	2,715
Other liabilities	329
Total liabilities assumed	138,526
Cash consideration	23,523
Goodwill	$4,229

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Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity.  For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, this non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders' equity determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measure is presented below.

	Non-GAAP Measures
	(Dollars in Thousands)
	December 31,	September 30,	December 31,
	2018	2018	2017
Non-GAAP Data:
Total common shareholders' equity	$200,752	$197,310	$118,635
less: Goodwill and other intangibles	21,999	14,269	15,137
Tangible common shareholders' equity	$178,753	$183,041	$103,498

Total assets	$1,478,395	$1,344,197	$1,245,794
less: Goodwill and other intangibles	21,999	14,269	15,137
Total tangible assets	$1,456,396	$1,329,928	$1,230,657

Tangible equity to tangible assets	12.27%	13.76%	8.41%
Average equity to average assets	12.94%	14.62%	9.70%
Tangible book value per share	$16.45	$16.84	$13.81

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp

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